Exhibit 99.1

Press Release
September 27, 2010	7575 West Jefferson Boulevard
Fort Wayne, IN 46804-4131
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics to Buy Joist-making Assets from Commercial Metals Company

FORT WAYNE, INDIANA, September 27, 2010 — Steel Dynamics, Inc. (NASDAQ-GS: STLD) today announced that it has agreed to acquire from affiliates of Commercial Metals Company (CMC), certain facilities and assets of CMC’s former steel-joist manufacturing operations. These assets will become a part of SDI’s wholly owned subsidiary, New Millennium Building Systems. The transaction is expected to close within the next 30 days.

In February 2010, CMC announced its exit from the joist business and began the process of closing down all its operations that had produced and marketed these products. “With our purchase of these assets, New Millennium will become the nation’s second largest provider of steel joists and decking,” said Keith Busse, Chairman and CEO of Steel Dynamics.

“Although the non-residential construction markets that New Millennium serves remain weak this year, we believe the long-term prospects for this business are sound and, as a consumer of steel, the fabrication business is very complementary to our steel business. Our purchase of these assets from CMC will give New Millennium an opportunity to immediately begin implementing geographic expansion plans that have been on the back-burner during the economic crisis,” Busse said.

The purchase will include three joist-manufacturing plants that New Millennium intends to reopen and begin operating in the coming months. These plants are located at Hope, Arkansas; Fallon, Nevada; and Juarez, Mexico. They will facilitate and accelerate New Millennium’s expansion to serve construction markets in the Southwest and the West.

In addition to the plants mentioned above, the agreement includes the purchase of complementary assets, primarily production and material handling equipment from the other plants that were shut down by CMC. In total, Steel Dynamics is paying $17 million for the purchase of the CMC joist-making facilities and assets. The company estimates that the current average cost to build and equip a single new joist plant would be about $20 to $25 million.

Gary Heasley, Executive Vice President of Steel Dynamics and President of New Millennium Building Systems, said, “The addition of these plants to the New Millennium network will allow us to efficiently reach markets we could not previously serve and will allow us to better serve our customers that have a nationwide footprint, such as major retailers, structural-steel fabricators, and design-build firms whose projects span the continent. Previously, our more limited regional coverage has made serving these accounts more challenging.

“With this transaction, we are buying hard assets and some of the intellectual property of the former business,” Heasley said. “We are not acquiring any ongoing operations. Because of current market conditions, we expect the re-staffing of the reopened plants to be gradual. We look forward to bringing jobs back to our plants’ communities as the non-residential markets recover. Over time, we plan to upgrade the three plants that we’re buying to streamline their operations. Some of the equipment we’re acquiring from the idled CMC plants, as well as existing equipment from currently idled New Millennium facilities, will be redeployed to allow us to improve manufacturing capabilities and efficiencies in the remaining plants, while minimizing the need for new capital investment.”

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to:  conditions in and future growth of the domestic non-residential steel fabrication markets; the ability of New Millennium Building Systems, a Steel Dynamics subsidiary, to reach markets and to compete in the industry, and expectations regarding staffing of plants and redeployment of equipment. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others: the effects of prolonged or deepening recession on demand; general or specific construction sector issues, resulting from economic, regulatory or other factors; the impact of price competition; difficulties in integrating acquired assets; increases in manufacturing or resource costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

More specifically, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com.

Forward-looking or predictive statements we make are based upon information and assumptions concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made.  Due to the foregoing risks and uncertainties however, as well as matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:	Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590
f.warner@steeldynamics.com